[MANDALAY MEDIA, INC. LETTERHEAD]

March 7, 2008

Bruce Stein
1894 Westridge Road
Los Angeles, CA 90049

Dear Mr. Stein:

Reference is hereby made to that certain Employment Letter (“Employment Letter”) dated November 7, 2007, between Mandalay Media, Inc. (the “Company”) and you. Capitalized terms used herein but not otherwise defined herein shall have such meanings ascribed to them in the Employment Letter. The parties have agreed to amend and modify the Employment Letter as follows:

1. Effective as of the date first set forth above, you are hereby appointed as Chief Executive Officer of the Company, which shall replace your position as Chief Operating Officer.

2. The following language is hereby added as Paragraph 6 of the Employment Letter:

“Additionally, subject to approval by the Board of Directors of the Company (or an appropriate Committee appointed by the Board of Directors) you will be granted options to purchase 1,001,864 shares of common stock (the “Additional Options”) of the Company at an exercise price equal to the fair market value of the closing trading price of the common stock on the date of grant. The Additional Options will be issued subject to the terms of a formal stock option agreement and the stock plan in effect on the date of grant.”

3.  Effective as of the date first set forth above, the salary set forth in Paragraph 4 of the Employment Letter is hereby amended by deleting “$250,000” from the first line thereof and replacing it with “$350,000”.

4. Except as modified hereby the Employment Letter remains in full force and effect.

Please confirm your agreement to the foregoing by signing the enclosed duplicate of this letter.

Sincerely,

Mandalay Media, Inc.

By: /s/ James Lefkowitz

Name: James Lefkowitz
Title: President

Acknowledged and agreed as of this
7h day of March, 2008

By: /s/ Bruce Stein

Name: Bruce Stein